Exhibit 10.1

Loan #401663900

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is made as of the 6th day of June, 2014, by and between USAMERIBANK, a Florida banking corporation (“Lender”), and SADDLEBROOK RESORTS, INC., a Florida corporation (“Borrower”).

W I T N E S S E T H:

WHEREAS, contemporaneously with the execution of this Agreement, Lender is making a certain loan to Borrower in the principal amount of $5,000,000.00 (the “Loan”), for the purpose of refinancing an existing mortgage to allow funding for capital improvements on property located at 5700 Saddlebrook Way, Wesley Chapel, Florida 33543 together with all related improvements (collectively, the “Improvements”) located on the real property more particularly described on Exhibit “A” attached hereto (the “Land”); and

WHEREAS, the Loan is (i) evidenced by a certain promissory note dated as of even date herewith, made by Borrower and payable to the order of Lender in the principal amount of the Loan (the “Note”), related agreements, documents and the like together with all related schedules and confirmations that are entered into now or in the future; and (ii) secured by, among other collateral, a first priority mortgage, security agreement and fixture filing dated as of even date herewith from Borrower to Lender (the “Mortgage”), encumbering the Land and the Improvements (the Land and the Improvements being hereinafter collectively called the “Project”; and the Note, the Mortgage, this Agreement, and all other documents executed by Borrower or delivered to Lender in connection with the Loan, now or in the future, being hereinafter collectively called the “Loan Documents”); and

WHEREAS, Borrower’s payment and performance of the Loan is guaranteed by SADDLEBROOK INTERNATIONAL TENNIS, INC., a Florida corporation and THOMAS L. DEMPSEY (hereinafter collectively referred to as the “Guarantor”), pursuant to those certain Guaranty Agreements dated as of even date herewith (collectively, the “Guaranty”); and

WHEREAS, Lender has agreed to make and Borrower has agreed to accept the Loan, upon and subject to the terms and conditions hereinafter set forth;

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NOW, THEREFORE, in consideration of the premises, it is agreed by the parties hereto as follows:

ARTICLE I

THE LOAN, COLLATERAL, AND

LOAN ORIGINATION FEE

1. The Loan. Subject to the terms and conditions contained in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, Lender agrees that Borrower may borrow a principal amount not to exceed $5,000,000.00 for the purposes described in the recitals of this Agreement. Borrower agrees to accept the Loan and to use the proceeds thereof only as provided herein. The Loan shall be evidenced by the Note, with principal and interest being payable as provided in the Note and Mortgage.

2. Security for the Loan. The Loan is and shall be secured by (i) the Mortgage; (ii) a certain Assignment of Rents and Leases dated as of even date herewith from Borrower to Lender, encumbering the property rights more particularly described therein; (iii) UCC-1 Financing Statements, filed with the Clerk of Circuit Court in the county where the Land is located and with the Florida Secured Transaction Registry; (iv) the Guaranty; and (v) such other collateral as may be (A) required hereunder or under any of the other Loan Documents, or (B) otherwise provided to Lender (the documents described in this paragraph being hereinafter collectively called the “Security Documents”).

3. Loan Fee. Borrower will pay to Lender a non-refundable loan fee in the amount of $25,000.00 (the “Loan Fee”). The parties recognize and agree that the Loan Fee (i) was not and is not a charge for the use of money, but rather a purchase of the right to secure a loan of money on the part of Borrower; (ii) was a material inducement for Lender to make the Loan and for having Lender ready, willing and able to fund the Loan in accordance with the terms of this Agreement. Borrower’s payment of the Origination Fee to Lender is and shall be in addition to all other payments (including without limitation principal and interest) now or hereafter payable to Lender pursuant to the terms and conditions of the Note and the other Loan Documents.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender as follows:

1. Organization, Good Standing, Etc. (a) Borrower (i) is a Florida corporation duly organized, validly existing and in good standing under the laws of the State of Florida; (ii) has the power and authority to own property and to carry on its business in every jurisdiction in which the nature of its business or its properties make such qualification necessary; (iii) is in compliance with all laws, regulations, ordinances and public authorities applicable to it; and (iv) has the full power and authority to consummate the transactions contemplated herein.

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2. Organizational Documents of Borrower. The Articles of Incorporation and By-Laws of Borrower that have been furnished to Lender are true and complete, and have not been modified or amended except by amendments of which Lender has been advised and furnished true and complete copies.

3. Validity of Loan Documents. The execution and delivery of this Agreement and the other Loan Documents by Borrower, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby (i) have been duly authorized by all requisite action on the part of Borrower; (ii) do not require the approval of any governmental authority; (iii) will not violate any provision of law (including, without limitation, any applicable usury law or similar law), any order or regulation of any court or other governmental authority, or any indenture, agreement or other instrument to which Borrower is a party or by which it or any of its property is bound; and (iv) will not conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Borrower’s property or assets, except as contemplated by the provisions of this Agreement. The Loan Documents constitute the legal, valid and binding obligations of Borrower.

4. Financial Statements. All balance sheets, statements of profit and loss, and other financial data that have been furnished to Lender with respect to Borrower or any Guarantor (i) are complete and correct in all material respects; and (ii) accurately present the financial condition of Borrower and each such Guarantor as of the dates, and the results of their operations for the periods, for which the same have been furnished. Such balance sheets disclose all known liabilities, direct and contingent, as of their respective dates and there has been no change in the condition of Borrower or any Guarantor, financial or otherwise, since the date of the most recent financial statements furnished to Lender with respect thereto, other than changes in the ordinary course of business, none of which changes has been materially adverse.

5. Other Information. All other information, reports, papers and data furnished to Lender with respect to Borrower or any Guarantor are accurate, correct and complete in all material respects.

6. Other Agreements. Borrower is not (i) a party to or bound by any agreement or instrument adversely affecting its present or proposed businesses, properties or assets, or its operation or condition, financial or otherwise; or (ii) in breach or default in the performance, observance or fulfillment of any material obligations, covenants or conditions set forth in any agreement or instrument to which it is a party or by which it is bound.

7. Other Financing. Borrower has not received any financing for the Project except for the Loan.

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8. Taxes. Borrower has filed all income tax returns required to have been filed by it and has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by it, and Borrower does not know of any basis for additional assessment in respect of such taxes. There are no liens against the Project for any past due taxes or for any public assessments for paving, sidewalks, curbing, sewers or any other street or off-site improvements of any kind constructed, commenced or contracted for prior to the date hereof. The Project is free from all due and unpaid water charges, sewer rents, taxes and assessments.

9. Litigation. There is not now pending against or affecting Borrower or any Guarantor, nor to the knowledge of Borrower is there threatened, any action, suit or proceeding at law or in equity, or by or before any governmental authority (domestic or foreign) or any administrative agency, which, if adversely determined, would impair or adversely affect the financial condition or operations of Borrower or any Guarantor. Neither Borrower nor any Guarantor is involved in any state or federal bankruptcy, reorganization, arrangement, insolvency proceedings, receivership or any other debtor-creditor proceeding, nor has Borrower or any Guarantor made any assignment for the benefit of creditors.

10. Title. Borrower has good and marketable title in fee simple to the Land, free and clear of any liens, charges, encumbrances, security interests and adverse claims whatsoever, except for the matters, if any, listed as exceptions in that certain Fidelity National Title Insurance Company Title Commitment Number 4814240 as from time to time endorsed, bearing an original effective date of May 12, 2014 @ 7:00 a.m. in favor of Lender, as amended and delivered to Lender on the date hereof (the “Permitted Encumbrances”).

12. Utilities. All utility services necessary for the full use and operation of the Project within or at the boundaries of the Land, including water supply, storm and sanitary sewer facilities, electricity and telephone facilities are available for the use of Borrower at the boundaries of the Land.

13. Licenses, Etc. All licenses, permits, consents, approvals and authorizations to occupy and operate the Project have been obtained and are in full force and effect, including without limitation all licenses, permits, consents, approvals and authorizations required under federal, state and/or local laws, statutes, regulations, rules, codes, ordinances and orders with respect to platting, subdivision, zoning, land use, access to public streets, curb cuts, drainage, safety, building, fire protection, water, sewer, environmental and energy matters.

14. Environmental Laws. All pollution control and environmental protection laws and regulations that are applicable to the Project and the use thereof have been and will be satisfied.

15. No Event of Default. No default or Event of Default exists under this Agreement, the other Loan Documents or the Permitted Encumbrances and no event has occurred and is continuing which, with notice or the passage of time or both would constitute a default or Event of Default under any provision hereof or thereof. The consummation of the transactions hereby contemplated

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and performance of this Agreement and the other Loan Documents will not result in any breach of, or constitute a default under the Permitted Exceptions or any mortgage, deed of trust, lease, bank loan or credit agreement, articles of organization, corporate charter, by-law, partnership agreement or other instrument to which Borrower or any Guarantor is a party or by which any of them may be bound or affected.

16. Sale of Securities/Land Sales. Borrower has not instituted, caused to be instituted or been a party to and, to the best of Borrower’s knowledge, there has not been any public offering with respect to the Project within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934. Borrower has complied with and will comply with all laws and regulations of the State of Florida applicable to the Land, and has not received any notice of commencement of any pending proceeding or investigation by any governmental authority with respect to any offering of or related to the Land. Borrower will not institute, cause to be instituted, be an issuer or underwriter of, or be a party to any of the acts described in the preceding sentences of this paragraph without the prior written consent of Lender.

17. Priority of Lien on Personalty. No chattel mortgage, security agreement, financing statement or other title retention agreement (except those executed in favor of Lender) has been or will be executed with respect to any personal property, chattel or fixture encumbered by any Loan Document.

18. Condition of the Project. No part of the Project is now materially damaged or injured as a result of any fire, explosion, accident, flood or other casualty, except those Grounds Maintenance buildings which were damaged or destroyed by fire on or about November 2, 2013.

19. Construction Liens. No notice of commencement has been filed of record with respect to the Land or the Improvements, and no other act or thing has been or will be done with respect to the Project (including without limitation any construction or delivery of materials) that could, under any circumstances, give rise to the recordation of any lien of a mechanic, materialman, contractor, subcontractor, laborer or any other person prior to the recording of the Mortgage.

ARTICLE III

BORROWER’S COVENANTS

Borrower hereby covenants and agrees that, from the date hereof until all indebtedness and obligations of Borrower under this Agreement or the other Loan Documents have been paid, performed and discharged in full:

1. Existence, Properties, Etc. Borrower shall do all things necessary to preserve and maintain in full force and effect (i) the existence and good standing of Borrower as a corporation under the laws of the State of Florida; and (ii) all qualifications or licenses, if any, required for the conduct of Borrower’s business.

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2. Casualty Insurance.

(a) Borrower shall (i) keep the Improvements and all personal property owned by Borrower and located on the Land insured against loss or damage by fire, theft, vandalism, malicious mischief and such other hazards and contingencies as Lender may require from time to time; (ii) during any period of construction, cause the policy evidencing such fire and extended coverage insurance for the Improvements to be in the so-called “Builder’s Risk 100% Completed Value Non-Reporting” form; (iii) ensure that each policy required under this paragraph provides that (A) losses will be adjusted with Lender, (B) loss payments will be payable to Lender alone, such payments to be applied, at the option of Lender (except as may be otherwise provided herein or in the Mortgage), to the restoration, repair or replacement of the Improvements or the payment of the principal and interest on the Note and all other indebtedness of Borrower to Lender, (C) the interest of Lender shall be insured regardless of any breach or violation by Borrower of any warranties, declarations, terms or conditions contained in such policy, and (D) if such insurance is cancelled or materially changed for any reason whatsoever, the insurer shall promptly notify Lender and such cancellation or change shall not be effective as to Lender for thirty (30) days after receipt by Lender of such notice; and (iv) deliver to Lender a copy of each such policy (or, in Lender’s discretion, a certificate of coverage satisfactory to Lender in connection therewith) upon the execution hereof, and a copy of each renewal policy (or, in Lender’s discretion, a certificate of coverage satisfactory to Lender in connection therewith) not less than thirty (30) days prior to the expiration of the original policy or preceding renewal policy (as the case may be), and shall also deliver to Lender receipts or other evidence that the premiums thereon have been paid.

(b) All insurance policies required under this Agreement shall be subject to Lender’s approval as to amounts, form, risk coverage, deductibles, insurance and provisions relating to notices, cancellation and Lender’s rights as mortgagee/loss payee; provided, however, that the limits of coverage required for the Improvements shall be their actual replacement cost. Loss payments shall be applied to the restoration, repair or replacement of the Improvements provided (i) no Event of Default (or any other event that, with notice or the passage of time, or both, would constitute an Event of Default) has occurred and is continuing; (ii) Borrower either (A) deposits additional monies with Lender in amounts which in Lender’s judgment are sufficient to defray all costs to be incurred in excess of the loss payments to complete the restoration and all costs associated therewith, including labor, materials, architectural and design fees and expenses and contractor’s fees and expenses, or (B) provides evidence satisfactory to Lender of the direct payment by Borrower of all costs to be incurred in excess of the loss payments to complete the restoration and all costs associated therewith, including labor, materials, architectural and design fees and expenses and contractor’s fees and expenses, through direct payment to the parties providing same, all as evidenced by paid receipts and/or cancelled checks and lien waivers or releases satisfactory to Lender; (iii) Lender shall have approved a budget and cost breakdown for the restoration, together with a disbursement schedule, in detail satisfactory to Lender; and (iv) Lender determines that such Improvements can be restored, repaired or replaced on or before the maturity date of the Loan. If the conditions set forth in the preceding sentence are not met to Lender’s satisfaction, the loss payments shall at Lender’s discretion be applied to the payment of the principal and interest on the Note and all other indebtedness of Borrower to Lender.

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3. Liability Insurance. Borrower shall carry comprehensive general liability insurance to protect Borrower and Lender against liability incident to the use of, or resulting from any accident or injury occurring on or about the Land and Improvements, with liability limits of $1,000,000.00 for the injury or death of any one person, $2,000,000.00 for any number of injuries or deaths arising out of a single occurrence, and $1,000,000.00 combined single limit for property damage, and with respect to each policy, naming Lender as a mortgagee/loss payee and additional insured thereunder as applicable, together with such other insurance policies, coverages, endorsements, provisions and the like that Lender shall request from time to time.

4. Workers’ Compensation Insurance. Borrower shall carry workers’ compensation and employer’s liability insurance covering all liability in connection with the Project under applicable workers’ compensation laws, and shall deliver to Lender such certificates of coverage with respect thereto as may be requested from time to time by Lender.

5. Flood Insurance. Borrower shall comply with any applicable requirements of the Flood Disaster Protection Act.

6. Wind Storm and Optional Perils Insurance. Borrower shall obtain, and at all times maintain in full force and effect, wind storm and optional perils coverage and shall deliver to Lender such certificate of coverage as requested from time to time by Lender.

7. Books and Records.

(a) Borrower shall maintain full and complete books of account and other records reflecting the results of its operations (in conjunction with its other operations as well as its operation of the Project), and such records shall be maintained consistent with the manner in which they have been historically maintained and Borrower will furnish, or cause to be furnished to Lender (i) annually, within one-hundred twenty days (120) days of year end, but in no event of each year during the term of the loan, audited financial statements; (ii) quarterly, within thirty (30) days of quarter end, company prepared financial statements, and (iii) forthwith after the issuance or preparation thereof, any financial statements of Borrower prepared by an accountant which are furnished to any other lender.

(b) Borrower shall cause Guarantor, Thomas L. Dempsey to provide his personal financial statements to Lender annually each year while his personal Guaranty Agreements remains in effect.

(c) Borrower shall cause Guarantor, Saddlebrook International Tennis, Inc., and any subsidiaries of Saddlebrook lnternational Tennis, Inc. (i) annually, within one-hundred twenty days (120) days of year end, each year during the term of the loan, audited financial statements; and (ii) quarterly, within thirty (30) days of quarter end, company prepared financial statements,

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(d) In addition to the foregoing, Borrower (i) promptly furnish to Lender such other financial statements and other data concerning its affairs and properties of Borrower or any Guarantor as Lender from time to time may reasonably request; (ii) promptly notify Lender of any material adverse change in financial condition of Borrower or in the physical condition of the Land or Improvements; (iii) shall maintain with Lender personal and/or business depository accounts during the term of this loan. At any time and from time to time, Borrower shall deliver or cause to be delivered to Lender such other financial data as Lender shall reasonably request with respect to the ownership and operation of the Project, and Lender shall have the right, at reasonable times and upon reasonable notice, to audit Borrower’s books of account and records relating to the Project, all of which shall be made available to Lender and Lender’s representatives for such purpose, from time to time at the Project. If such statements or balance sheets are not received within the time(s) provided, then, following written notice to Borrower, Lender shall have the right to employ independent auditors of its choice to inspect the books and other records of Borrower to obtain and/or verify the necessary information, for which audit Borrower agrees to make payment and hold Lender harmless from the cost and expense of same. After the occurrence of an Event of Default, Lender shall have the right, in the exercise of its sole discretion, to require that Borrower, at Borrower’s sole cost and expense, cause any financial statements of Borrower required by clause (i) in subparagraph (a) above to be audited by an independent certified public accountant acceptable to Lender, and that Borrower deliver such audited financial statements to Lender in lieu of, or in addition to, the unaudited financial statements required by clause (i).

8. Notice. Borrower shall give prompt written notice to Lender of (i) any material action or proceedings related to the Project or the Loan that are instituted by or against Borrower or any Guarantor in any court or by any commission or other regulatory body, or (ii) any action or proceedings instituted by or against Borrower or any Guarantor, or threatened against any of them in writing, that might result in a judgment or judgments of $100,000.00 or more, or (iii) any other action, event or condition of any nature known to Borrower, or of which it should have knowledge, that (A) constitutes an Event of Default, or (B) might have a material adverse effect upon the business, operations, properties, assets or financial condition of Borrower or any Guarantor.

9. Performance of Obligations. Borrower shall duly pay, perform and discharge all of its obligations under this Agreement, the Note, the Security Documents and the other Loan Documents.

10. Other Financing. Borrower shall not obtain other financing (secured or unsecured) in connection with the Project without the prior written consent of Lender, provided, however, that (i) Borrower shall in no way be prohibited or constrained from entering into a single commercial equipment lease with a capital cost less than One Hundred Thousand Dollars ($ 100,000. 00) or an annual commercial lease with an annual aggregate capital cost of Five Hundred Thousand Dollars ($500,000.00) or less and Borrower shall have no obligation to obtain prior written consent before entering into such commercial equipment leases; and (ii) Borrower shall in no way be prohibited or

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constrained from entering into any loan agreement, provided the same is not secured by any collateral pledged to Lender or accepting any financial contribution from Thomas L. Dempsey or Saddlebrook International Tennis, Inc.

11. Transfer or Conveyance. Borrower shall not, voluntarily or by operation of law, sell, convey or transfer, or permit to be sold, conveyed or transferred, any interest in or any part of the Project or any shares of Borrower, provided, however, that Borrower shall not be prohibited or constrained from selling, transferring or conveying any shares of Borrower to any member of the Thomas L. Dempsey family, provided they provide prior written notice of such transfer to Lender. Any prohibited transaction under this paragraph shall be null and void as to Lender.

12. Change in Ownership of Borrower. Borrower shall not permit the transfer of any ownership interest in Borrower, directly or indirectly, or permit the creation of any new ownership interest in Borrower, or permit or effect any change in the ownership, control or management of the Borrower or Project or allow any modification or amendment in the organizational documents of Borrower, without the written consent of Lender having been first obtained.

13. Security Documents. Borrower shall not create, incur, assume or permit any assignment, lien, pledge or other encumbrance upon any of the collateral described in this Agreement or any of the Security Documents, or any interest or equity therein, other than to Lender.

14. Impairment of Project. Borrower shall not permit any action to be taken that would result in any material impairment of the value of the Project.

15. Breach of Any Contract. Borrower shall not commit any act, or suffer or permit any act to occur, that would, in any manner, constitute or give rise to a material breach of any term, covenant or condition on Borrower’s part to be performed under any contract or agreement to which Borrower is a party or by which it is bound if such breach would have a materially adverse affect on the Project, any other security for the Loan, or the financial condition of Borrower.

16. Judgments. Borrower shall not permit any final judgment in excess of $50,000.00, obtained against Borrower to remain unpaid (or, if any such judgment is appealed, to remain unbonded) for a period of thirty (30) days following the entry thereof; or, if any such judgment is affirmed on appeal, to permit the judgment to remain unpaid for a period of thirty (30) days following entry of the order affirming same.

17. Permitted Encumbrances and Prior Liens. Borrower shall not amend, modify or permit to be modified or amended any provision of any document evidencing or creating or affecting any of the Permitted Encumbrances.

18. Miscellaneous. Borrower (i) has not entered and will not enter into any contract or agreement with any officer, or with any shareholder or affiliate of Borrower, except with respect to Thomas L. Dempsey or Saddlebrook International Tennis, Inc., on commercially reasonable and

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arms-length terms, (ii) will not incur any debt, secured or unsecured, direct or contingent (including the guaranty of any obligation), other than the Loan, provided, however, that nothing contained herein shall prohibit or constrain Borrower from accepting any loan or any financial contribution from Thomas L. Dempsey or Saddlebrook International Tennis, Inc., provide the same is not secured by any collateral pledged to Lender; (iii) has not made and will not make any loans or advances to any third party (including any shareholder or affiliate of Borrower); (iv) is and will be solvent and pay its debts as they become due; (v) will maintain books, records and bank accounts separate from those of any other person or entity (including manager, members, officers, shareholders and affiliates of Borrower); (vi) will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any manager, member, officer, shareholder, director or affiliate of Borrower); (vii) will file its own tax returns; (vii) will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (viii) will not enter into any transaction of merger or consolidation with, or acquire (by purchase or otherwise) all or substantially all of the business assets, stock or beneficial ownership of, any entity; (ix) will not commingle any funds or other assets of Borrower with those of any other person or entity (including any officer, shareholder, director, or affiliate of Borrower); and (x) will not guaranty any debt or other obligation of any third party (including any manager, member, officer, shareholder, director, or affiliate of Borrower). As used in this paragraph, each reference to one or more principals or affiliates of Borrower includes (but is not limited to) each guarantor of the Loan or any part thereof.

19. Debt Service Coverage. The Borrower to maintain a minimum Fixed Charge Coverage Ratio of 1.25 to 1.00 tested quarterly on a rolling four quarters basis beginning March 31, 2014 (date of financial statement for testing); the Numerator shall be Consolidated Pretax Net Income of Borrower and Corporate Guarantor plus Interest Expense of Borrower and Corporate Guarantor plus Depreciation and Amortization Expense of Borrower and Corporate Guarantor less Non-recurring Gains plus Non-recurring Expenses less an assumed annual charge of $300,000 for annual required Capital Expenditures; Denominator shall be Current Maturities of Long Term Debt of Borrower and Corporate Guarantor plus Interest Expense of Borrower and Corporate Guarantor plus Capital Lease payments of Borrower and Corporate Guarantor. Notwithstanding the foregoing, in the event that Borrower fails to achieve the aforementioned Fixed Charge Coverage Ratio for any rolling four quarters, Borrower shall have thirty (30) days to cure the default after written notification from the Lender. Borrower may, at its discretion, elect to cure said Default by paying to Lender an amount of outstanding principal equal to or exceeding the amount of the calculated shortfall of the Fixed Charge Coverage Ratio such that when the Fixed Charge Coverage Ratio is recalculated taking into account said principal payment to Lender, the Fixed Charge Coverage Ratio of 1.25 to 1.00 is achieved, Lender shall thereupon provide Borrower a written waiver of said default. The financial data comprising both the Numerator and the Denominator will be derived from the same prior 4 quarter period. For example, the March 31st, 2014 measurement will use historical data from the 4 quarter period beginning 4/1/13 and ending 3/31/14. The one exception to this is that the historical amounts of Current Maturities of Long Term Debt paid in accordance with the amortization schedule of the to-be-paid-off SunTrust loan will be replaced with the amount of required principal payments in accordance with the post-interest-only amortization schedule of this new loan (i.e. $20,833.33 per month). Please refer to the sample calculations for the 3/31/14 measurement, attached hereto as Exhibit “B” for additional details.

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ARTICLE IV

EVENTS OF DEFAULT

The occurrence of any of the following shall constitute an “Event of Default” hereunder:

1. Scheduled Payment. Borrower’s failure to make any payment required by the Note within ten (10) days after due without notice or demand from Lender to Borrower; or

2. Other Monetary Default. Borrower’s failure to make any other payment required by this Agreement, or by any of the other Loan Documents, within ten (10) days after due without notice or demand from Lender to Borrower; or

3. Performance of Covenants; Time to Cure. If Borrower defaults in the due observance or performance of any other covenant or agreement made by Borrower hereunder or under any other Loan Document (other than payment of money), and such default continues for a period of thirty (30) days after written notice thereof from Lender to Borrower [unless (i) such default, if curable, requires work to be performed, acts to be done or conditions to be remedied which by their nature cannot be performed, done or remedied, as the case may be, within such 30-day period and Borrower shall diligently and continuously process the same to completion, or (ii) Lender reasonably determines that Lender’s security will be materially impaired if Borrower does not perform in less than thirty (30) days, in which event Borrower shall have only such period following demand in which to perform as Lender may specify]; or

4. Breach of Warranty. If any representation or warranty made by Borrower hereunder, under any statement, instrument or certificate delivered in writing by Borrower to Lender pursuant to the provisions hereof, or under any other agreement between Borrower and Lender (including without limitation the Security Documents), or otherwise, shall be determined by Lender to have been false or misleading in any material respect as of the date on which the same was made; or

5. Default under Mortgage. If an Event of Default under the Mortgage shall occur and be continuing after the grace and cure periods, if any, provided therein; or

6. Other Defaults. If there shall occur, and shall thereupon continue beyond any applicable grace or curative period, any other event or circumstance that constitutes a default or Event of Default under the terms of this (i) Agreement, (ii) any of the other Loan Documents, (iv) any document evidencing or securing any other present or future extension of credit from Lender to Borrower; or

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7. Attachment. Except as may be otherwise expressly provided hereunder, if an attachment or any other lien (mechanic’s or otherwise) against the Land shall be issued or entered and shall remain undischarged or unbonded for thirty (30) days after the filing thereof; or

8. Levy Upon the Land. If levy is made under any process on, or a receiver be appointed for, the Project or any other property of Borrower; or

9. Bankruptcy, Receivership, Insolvency, Etc. If Borrower or any Guarantor shall commit an act of bankruptcy within the meaning of the Federal Bankruptcy Code, or if bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or other similar proceedings shall be instituted by or against Borrower or any Guarantor for all or any part of its property under the Federal Bankruptcy Code or other law of the United States or of any state or other competent jurisdiction (domestic or foreign) and, if against Borrower or any Guarantor, it shall consent thereto or shall fail to cause the same to be discharged within sixty (60) days; or

10. Modification of Agreements. If Borrower materially modifies or amends any contract, agreement or other document in violation of any provision of this Agreement or the other Loan Documents; or

11. Guaranty. If (i) any Guaranty shall cease to be in full force and effect, provided, however, that it shall not be an Event of Default of the Guaranty of Thomas L. Dempsey if Thomas L. Dempsey expires or becomes legally incompetent and Lender receives a substitute guarantor of equal creditworthiness (including the estate of Thomas L. Dempsey) acceptable to Lender in its sole and absolute within thirty (30) days of death or incapacity, or if the Guaranty of Thomas L. Dempsey is no longer in effect; (ii) any Guarantor, if a legal entity, shall be dissolved or shall otherwise cease to exist under the laws of the state of its organization, (iv) any Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty executed thereby, or (v) a material adverse change of Guarantor; or.

12. Post Closing Requirements. Borrower’s failure to provide to Lender and/or Lender’s counsel any and all post closing requirements within thirty (30) days of the date of closing; or

13. Notices by Borrower Pursuant to F. S. § 697.04(1)(b). If Borrower shall file for record a notice limiting the maximum principal amount secured by the Mortgage to an amount less than the amount specified in Paragraph 28 of the Mortgage.

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ARTICLE V

REMEDIES

If an Event of Default shall occur and be continuing, beyond any applicable cure period, Lender may, at its option:

1. Acceleration. Declare all amounts previously advanced to Borrower hereunder or under the Note, and all interest accrued and unpaid thereon, and all other obligations evidenced or secured by this Agreement, the Note or the other Loan Documents, to be immediately due and payable without presentment, demand, protest or further notice of any kind (all of which hereby are expressly waived), which may, at the option of Lender, bear interest at the maximum rate of interest allowed by law, and Lender may thereupon institute proceedings to collect the same and/or foreclose the Mortgage.

2. Enforcement of Security. Exercise its rights and remedies under the Note and under any of the other Loan Documents, including the Security Documents, in accordance with their terms.

3. Receiver. Appoint a receiver as a matter of strict right, for the purpose of protecting, preserving and operating the Project, preventing waste, and protecting all rights accruing to Lender by virtue of this Agreement or the other Loan Documents. All expenses incurred in connection with the appointment of a receiver, or in protecting, preserving or operating the Project, shall be chargeable against Borrower and shall be secured by the Security Documents.

4. Other. Cumulatively exercise any other remedy specifically granted hereunder or now or hereafter existing in equity, at law, by virtue of statute or otherwise.

ARTICLE VI

OTHER PROVISIONS

1. Loan Expenses. Borrower shall pay all costs and expenses in connection with the Loan, including without limitation any broker’s fees and commissions, Lender’s reasonable attorneys’ and legal assistants’ fees, documentary, intangible and other taxes, recording costs and expenses, surveys required to be furnished by Borrower, appraisals, abstracting charges, policies of title insurance and any endorsements thereto, and license and permit fees and Borrower shall indemnify and hold harmless Lender from and against any and all costs, losses, liability and expense arising in connection with any of the foregoing. Borrower hereby authorizes Lender to utilize the proceeds of the Loan to satisfy any and all of the costs and expenses referred to herein and no further direction or authorization from Borrower shall be necessary to warrant disbursements in payment of the foregoing.

2. Further Assurances. Borrower agrees that at anytime, and from time to time, after the execution and delivery of this Agreement, it shall, upon the request of Lender, execute and deliver such further documents and do such further acts and things as Lender may reasonably request in order to more fully effectuate the purposes of this Agreement and the other Loan Documents.

3. Assignment. Lender, in the exercise of its sole discretion, may (i) assign this Agreement and the other Loan Documents, including all of its rights hereunder and thereunder, and

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cause the assignee or any subsequent assignee to make any advances of Loan proceeds not made at the time of the assignment, or (ii) participate the Loan with one or more other lending institutions; and, in either such event, all the provisions of this Agreement shall continue to apply to the Loan. Lender shall have the right to disclose to any prospective assignee of or participant in the Loan such information regarding Borrower or any Guarantor as Lender may deem necessary or expedient. Borrower shall have no right to assign this Agreement or the proceeds to be advanced hereunder without Lender’s prior written consent.

4. Rights, Remedies, Powers. Each and every right, remedy and power granted to Lender hereunder shall be cumulative and in addition to any other right, remedy or power herein specifically granted, now or hereafter existing in equity, at law, by virtue of statute or otherwise and may be exercised by Lender from time to time concurrently or independently and as often and in such order as Lender may deem expedient. Any failure or delay on the part of Lender in exercising any such right, remedy or power, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect Lender’s right thereafter to exercise the same, and any single or partial exercise of any such right, remedy or power shall not preclude any other or further exercise thereof or the exercise of any other right, remedy or power. In the event Lender shall have proceeded to enforce any such right, remedy or power and such proceedings shall have been determined adversely to Lender, then in each such event Borrower and Lender shall be restored to their former positions and the rights, remedies and powers of Lender shall continue as if no such proceedings had been taken. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in the event of any breach or alleged breach by Lender of any obligation of Lender to exercise reasonable discretion, or to take any required or permitted action in a timely fashion, under any provision hereof or thereof, then Borrower’s sole remedy in connection with any such breach or alleged breach shall be an action for specific performance against Lender.

5. Modification, Waiver, Consent. Any modification or waiver of any provision of this Agreement or any consent to any departure of any provision of this Agreement or any consent to any departure by Borrower therefrom shall not be effective in any event unless the same is in writing and signed by Lender, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on Borrower in any event not specifically required of Lender hereunder shall not entitle Borrower to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder. Any advance of Loan proceeds hereunder shall not constitute a waiver of any of the conditions of Lender’s obligations to make further advances nor, in the event Borrower is unable to satisfy any such condition, shall any such waiver have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided. From and after the occurrence of any Event of Default, Lender may accept or reject any offer or undertaking by Borrower to cure same in the exercise of Lender’s sole discretion.

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6. Communications. Any notice, request, demand, consent, approval or other communication provided or permitted hereunder shall be in writing and be sent by United States first class mail or registered mail return receipt requested, postage prepaid, or by prepaid guaranteed overnight courier, and in any case addressed to the party for whom it is intended at the following addresses:

If to BORROWER:	SADDLEBROOK RESORTS, INC., a Florida
corporation
5700 Saddlebrook Way
Wesley Chapel, Florida 33543

If to LENDER:	USAMERIBANK
4790 140th Avenue North
Clearwater, Florida 33762
Attention: Commercial Loan Department

With a copy to:	TRENAM, KEMKER, SCHARF, BARKIN,
FRYE, O’NEILL & MULLIS, P.A.
101 East Kennedy Boulevard - Suite 2700
Tampa, Florida 33602
Attn: Robert G. Stern, Esquire

provided, however, that any party may change its address for purposes of receipt of any such communication by giving at least ten (10) days written notice of such change to the other parties in the manner above prescribed. Any notice given in accordance with the above provisions shall be deemed received and effective on the date of delivery by prepaid guaranteed overnight delivery service or courier, or the third business day after the date on which it is placed in the United States Mail, postage prepaid. Borrower hereby irrevocably appoints, designates and authorizes Lender as its agent to file for record any notices that Lender deems necessary or desirable to protect its interest hereunder or under the Note or the Security Documents, provided such actions do not further increase Borrower’s obligations under the Loan.

7. Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of Florida.

8. Severability. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity of the remaining provisions shall be in no way affected, prejudiced or disturbed thereby.

9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one agreement.

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10. Entire Agreement. This Agreement, the Note, and the other Loan Documents contain the entire agreement between Lender and Borrower with respect to the subject matter hereof and thereof, and supersede and cancel any prior or contemporaneous understandings and agreements between Lender and Borrower with respect thereto.

11. Binding Effect. This Agreement, subject to the provisions of paragraph 3 above, shall be binding upon and shall inure to the benefit of the permitted successors and assigns of Borrower and Lender.

12. No Partnership or Joint Venture. Nothing contained herein nor the acts of the parties hereto shall be construed to create a partnership or joint venture between Borrower and Lender.

13. Receipt of Monies. The receipt by Lender of any sum of money pursuant to this Agreement with knowledge of the breach of any term, covenant or provision of this Agreement shall not be deemed a waiver of such breach. No payment by Borrower or receipt by Lender of a lesser amount than any sum of money herein stipulated shall be deemed to be other than on account of such stipulated sum, nor shall any endorsement or statement on any check, or any letter accompanying any check, be deemed an accord and satisfaction and Lender may accept such payment or check without prejudice to Lender’s right to recover the balance of any payment or other monies under this Agreement or pursue any of the remedies hereunder or under the other Loan Documents.

14. Survival of Provisions. All covenants, agreements, representations and warranties made in this Agreement and the documents delivered in support of the Loan shall be deemed to have been material and relied on by Lender and shall survive the execution and delivery to Lender of the Note and the other Loan Documents, and the disbursement of funds pursuant this Agreement.

15. Indemnification. Without limiting any of the other provisions contained in this Agreement, the Note or the other Loan Documents, Borrower agrees to indemnify and hold Lender harmless from and against any and all liability, deficiency, damage, cost or expense resulting from (i) any misrepresentation, material omission, breach of warranty or representation, or the non-fulfillment of any covenant or agreement on the part of Borrower under or relating to this Agreement, the Note or the other Loan Documents, or (ii) any allegation that the relationship of Lender and Borrower is anything other than that of a secured lender and a borrower; and any and all actions, suits, proceedings, demands, assessments, judgments, costs, legal and accounting fees or other expenses incident to the foregoing indemnification by Borrower pursuant to this paragraph.

16. Conflict With Note and Other Loan Documents. In the event of any conflict between the terms of this Agreement and the terms of the Note or the other Loan Documents, the terms of this Agreement shall control and govern in all respects. However, to the greatest extent possible, the provisions of this Agreement shall be deemed supplemental to and not in derogation of the Note and the other Loan Documents.

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17. Headings. The headings of the articles and paragraphs of this Agreement are for convenience and reference only and shall not be considered a part hereof nor shall they be deemed to limit or otherwise affect any of the provisions hereof.

18. Exhibits. All of the exhibits attached hereto are incorporated herein by reference and form a part of this Agreement.

19. Saturday, Sunday or Non-Business Day. If the date for the performance of any term, provision or condition (monetary or otherwise) under the Loan shall happen to fall on a Saturday, Sunday or other non-business day, the date for the performance of such term, provision or condition shall be extended to the next succeeding business day thereafter occurring.

20. Brokerage Commissions. Any brokerage commissions or finder’s fees in connection with the Loan and this Agreement and all of the transactions contemplated hereby shall be payable by Borrower and not by Lender and Borrower does hereby agree to forever indemnify, exonerate and hold Lender harmless from and against any and all claims of any broker or finder arising out of the transactions contemplated hereby.

21. Documentary Stamp Tax and Intangible Tax, Etc. Borrower hereby agrees to defend, indemnify, and hold Lender harmless from and against any and all liability for documentary stamp taxes and intangible taxes (together with all interest, penalties, costs, and attorneys’ fees incurred in connection therewith) that at any time may be levied, assessed, or imposed by the State of Florida or any other governmental entity or agency (i) upon the Note, the Mortgage, or any of the other Loan Documents, (ii) upon any promissory note, mortgage or other document that was amended, extended or renewed by the Note, the Mortgage or any of the other Loan Documents, (iii) upon any amendment, extension, or renewal of any of the foregoing, or (iv) upon Lender by virtue of owning or holding any of the foregoing instruments or documents; all of which shall be secured by the lien and security interest of the Security Documents. The provisions of this Section shall survive the repayment of the Note and the satisfaction of the Mortgage and the other Loan Documents for so long as any claim may be asserted by the State of Florida or any such other governmental entity or agency.

22. JURY TRIAL WAIVER. Neither Borrower nor Lender, nor any successor to or assignee of either of them, shall seek (and each of them hereby irrevocably waives its right to seek) a jury trial in any lawsuit, counterclaim or other litigation proceeding based upon or arising out of this Agreement, any of the other Loan Documents, any related instrument or agreement, any collateral for the payment of the loan, or any dealings or relationships between or among any such persons or entities with respect to the Loan. Neither Borrower nor Lender, nor any such other person or entity, shall seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. The provisions of this paragraph will be subject to no exceptions.

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Borrower acknowledges that the provisions of this paragraph have been fully discussed by the parties; that no party has represented to any other party that the provisions of this paragraph will not be fully enforced in all circumstances; that Borrower was represented by legal counsel in the negotiation of this paragraph; and that Borrower bargained at arm’s length, in good faith, and without coercion or duress.

(Signatures on following page)

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IN WITNESS WHEREOF, Borrower and Lender have caused this Loan Agreement to be duly executed as of the date first above written.

BORROWER:

WITNESSES:		SADDLEBROOK RESORTS, INC., a Florida corporation

By:
Print Name:	BARBARA A. BACOT	Thomas L. Dempsey, Chief Executive Officer

Print Name:	Robert G. Shaw
As to Borrower

LENDER:

USAMERIBANK, a Florida banking corporation

By:
Print Name:		Robert Shaw, Vice President

Print Name:	Gregory R. Riehle

As to Lender